UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017

GENIE ENERGY LTD.

(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 4, 2017, Genie Retail Energy, Inc. (“GRE”), IDT Energy, Inc., subsidiaries of Genie Energy Ltd. (the “Registrant”), and certain other subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with Vantage Commodities Financial Services II, LLC (“Vantage”) for a $20 million revolving loan facility (the “Credit Facility”). On April 4, 2017, GRE borrowed $4.3 million under the Credit Facility, which includes $1.8 million that was previously outstanding under a credit facility between Vantage and certain subsidiaries of the Registrant that was terminated in connection with the entry into the Credit Agreement. The borrowers consist of the Registrant’s subsidiaries that operate retail energy provider businesses. The borrowers have provided as collateral a security interest in their receivables, bank accounts, customer agreements, certain other material agreements and related commercial and intangible rights. Outstanding principal amount incurs interest at LIBOR plus 4.5% per annum. Interest is payable monthly and all outstanding principal and any accrued and unpaid interest is due on the maturity date of April 3, 2020. The borrowers are required to comply with various affirmative and negative covenants, including maintaining a target tangible net worth during the term of the Credit Agreement.

Item 7.01. Regulation FD

On April 5, 2017, the Registrant issued a press release announcing its entry into the Credit Agreement described in Item 2.03 above. The Registrant is furnishing the information contained in this Report, including the press release, pursuant to Item 7.01 of Form 8-K promulgated by the Securities and Exchange Commission (the “SEC”). This information shall not be deemed to be “filed” with the SEC or incorporated by reference into any other filing with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
99.1	Press Release of the Registrant, dated April 5, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

	By:	/s/ Howard Jonas
		Name:	Howard Jonas
		Title:	Chief Executive Officer

Dated: April 5, 2017

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EXHIBIT INDEX

Exhibit Number	Document
99.1	Press Release of the Registrant, dated April 5, 2017.

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